Christopher Weil & Company, Inc.
Registered Investment Advisor
Member FINRA/SIPC

Code of Ethics December 1, 2011

12555 High Bluff Drive, Suite 180
San Diego, CA 92130
858-724-6055
858-724-6080

Code of Ethics

The Advisers Act imposes a fiduciary duty on investment advisers. As a fiduciary, CWC has a duty of utmost good faith to act solely in the best interests of each of our clients. Our clients entrust us with their funds, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all employees to act with the utmost integrity in all of our dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all of our dealings with our clients.

A.	Standards of Conduct

This Code of Ethics consists of the following core principles:

The interests of clients will be placed ahead of the firm’s or any employee’s own investment interests;

Employees are expected to conduct their personal securities transactions in accordance with the Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client. Employees with questions regarding the appearance of a conflict with a client should consult with the CCO before taking action that may result in an actual conflict;

Employees will not take inappropriate advantage of their position with the firm;

Employees are expected to act in the best interest of each of our clients;

Employees are expected to comply with federal securities laws (See for a listing of federal securities laws). Strict adherence to this policy manual will assist the employee in complying with this important requirement.

B. Protection of Material Nonpublic Information

As more fully discussed within our Privacy Policy, employees are expected to exercise diligence and care in maintaining and protecting our client’s nonpublic, confidential information.

Employees are also expected to not divulge information regarding CWC’s securities recommendations or client securities holdings to any individual outside of the firm, except:

  As necessary to complete transactions or account changes (for example, communications with brokers and custodians);
  As necessary to maintain or service a client or his/her account (for example, communications with a client’s accountant);
  With various service providers providing administrative functions for CWC (such as our technology service provider), only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

• As permitted by law.

C. Personal Conduct

As noted above, employees are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients. In this spirit, the following are required of employees:

  Acceptance of Gifts
  Employees are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value (CWC defines de minimis as $100) from any person or entity doing business with CWC. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose.
  Service as Director for an Outside Company
  Any employee wishing to serve as director for an outside company (public or private) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and our clients.
  Outside Business Interests
  Any employee wishing to engage in business activities outside of CWC’s business must seek approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities.
  Annual Employee Acknowledgement

New employees must acknowledge they have read and they understand and agree to comply with this Code of Ethics and Personal Trading Policy. All employees are required to acknowledge as such annually in connection with the firm’s annual policy manual acknowledgement process.

Personal Trading Policy

A.	Matters to Consider Before an Employee Places a Trade

Whether the amount or nature of the transaction will affect the price or market for the security;

Whether the employee will benefit from purchases or sales being made for any client;

  Whether the transaction is likely to harm any client; and
  Whether there is an appearance or suggestion of impropriety.
B.	Personal Trading Restrictions

	(1)	General

Employees are expected to purchase or sell a security for their personal accounts only after trading of that same security has been completed in client accounts. Personal accounts of the employee include all accounts for family members living within the employee’s household and accounts over which the employee has authority even though the account owner does not live within the same household as the employee.

Any employee contemplating a trade to the contrary must consult with the CCO before conducting his or her personal trade.

It is the employee’s responsibility to know which securities are being traded by the firm. The employee may consult with the CCO to determine whether a security is an appropriate purchase by the employee. Additionally, to confirm adherence to the policy, the CCO reviews all employee trades daily. Outside accounts are permitted only on a very limited basis and with reasonable cause.

Confirmation and statement copies requested on all outside accounts by the CCO.

	(2)	Initial Public Offerings and Private Placements

All employees are required to obtain approval from the CCO before investing in an initial public offering (“IPO”) or a private placement, defined as an equity position within a non-public company.

C. Reports of Personal Securities

Employees are required to report securities transactions and holdings for all accounts in which the employee has a direct or indirect beneficial ownership interest. This includes personal securities information of any family member living within the same household as the employee.

(1) Quarterly Report

To meet the obligation, employees may submit copies of brokerage statements which contain certain information (outlined below) to allow the CCO to adequately review the activity. Alternatively, an employee must submit to the CCO a quarterly report of personal securities transactions in which the employee had a direct or indirect beneficial ownership interest, as discussed above. This quarterly report is due 30 calendar days following each calendar quarter-end, and the report should be submitted using the form which can be obtained from the CCO.

Security information to be included on this quarterly transaction report is as follows:

  Trade Date
  Security Name
  Security Identification information, including as appropriate: ticker symbol or CUSIP number, interest rate and maturity date
  Number of Shares or Par
  Type of Transaction (Purchase, Sale or Other)
  Price
  Principal Amount
  Broker Name
  Account Number
  Date of Report

An employee is not required to submit a separate report of quarterly transactions if CWC is in receipt of that employee’s brokerage statements or trade confirmations within 30 days following quarter-end (whether provided directly by the broker-dealer or the employee) and those statements or confirms provide all required information noted above. Securities not required to be reported may be found at Acceptable Personal Trades below.

Employees are not required to report transactions on the quarterly transaction report affected through an automatic investment plan so long as the investment allocation was determined in advance of the actual trade. Any transaction that overrides the pre-set schedule or allocations of the plan must be reported as described. Further, all holdings of automatic investment plans must be reported as described in Holdings Report below. Additional security transactions not required to be reported may be found at Acceptable Personal Trades below.

(2)	Holdings Report

Within 10 days of becoming an employee of CWC, such persons are required to provide a report of all personal securities holdings to the CCO. The report must reflect holdings information as of a date no more than 45 days prior to the employment date of the employee. A brokerage statement copy containing the same information will satisfy the obligation.

In addition, all employees are required to provide a report of all personal securities holdings to the CCO on an annual basis (defined as once every 12 months.) The report must reflect holdings information as of a date no more than 45 days prior to the date the annual report is submitted. Employees should use the form obtained from the CCO to report personal holdings. However, providing copies of brokerage statements reflecting all personal holdings information is an acceptable means of reporting.

Information to be included on this holdings report is as follows:

  Security Name
  Ticker Symbol or CUSIP number
  Number of Shares or Par
  Principal Amount
  Broker or Bank Name
  Account Number
  Date of Report

An employee is not required to submit a separate report of personal holdings if CWC has receipt of that employee’s brokerage statements or trade confirmations (whether provided directly by the broker-dealer or the employee), and the statements identify all of the employee’s holdings.

Security holdings not required to be reported may be found at Acceptable Personal Trades below.

D.	Acceptable Personal Trades

The following forms of securities may be freely held or traded by employees, without regard to the Personal Trading Restrictions described above or the reporting requirements described in Reports of Personal Securities above. For these reasons, the following securities are considered safest from a regulatory perspective for an employee to purchase, sell or hold – both from the firm and employee’s perspective. Employees are therefore encouraged to conduct their personal transactions within the following types of acceptable securities:

	(1)	Shares of open-end mutual funds not managed by CWC (note: trades in closed-end mutual funds or exchange traded funds must follow the Personal Trading Restrictions requirements described above);

	(2)	Shares of any money market fund;

	(3)	Direct obligations of the United States Government; and

	(4)	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt.

Firm Review of Personal Transaction Reports

The CCO will generally consider the following factors when reviewing reportable security holdings and transactions or approvals by employees to purchase IPOs or private placements.

  Whether the investment opportunity should be directed to a client’s account;
  Whether the amount or nature of the transaction affected the price or market for the security;
  Whether the employee benefited from purchases or sales being made for clients;
  Whether the transaction harmed any client; and
  Whether the transaction has the appearance of impropriety.

The CO will review the CCO’s quarterly transaction report. In no case should an employee review his/her own report.

3.4	Record Keeping Requirements

CWC will keep the following records regarding this Code of Ethics and Personal Trading Policy:

Historic copies of this Code of Ethics and Personal Trading Policy;

Historic listings of all employees subject to this Code of Ethics and Personal Trading Policy;

Employees’ written acknowledgements of receipt of the Code of Ethics and Personal Trading Policy;

Violations of the Code of Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

All personal transaction reports made by employees and/or copies of brokerage confirmations and statements; and

Written approvals of IPOs and private placements, as well as documentation of the reasons CWC approved such transaction.

3.5	Code of Ethics and Personal Trading Policy Violations

All employees are required to report promptly any violation of this policy to the CCO (including the discovery of any violation committed by another employee). Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy. Such violations will be reported to the CCO on a timely basis.

Employees are encouraged to report any violations or apparent violations. Such reports by employees will not be viewed negatively by firm management, even if the reportable event, upon further review, is determined to not be a violation and CCO determined the employee reported such apparent violation in good faith.

3.6		Code of Ethics and Personal Trading Policy Sanctions

Upon discovering a violation of this policy, the CCO may impose any sanctions as deemed appropriate, including disgorgement of profits, reversal of the trade or suspension of trading privileges.

3.7		Distribution of the Code

All directors, officers, registered personnel and employees of CWC and/or its affiliates sign the CWC Code of Ethics and Personal Trading Policy as acknowledgement, verification of completeness and accuracy and acceptance of all terms and conditions, at least annually. Additionally any amendment to this Code of Ethics will be distributed to all directors, officers, registered personnel and employees of CWC and/or its affiliates.

	A	written copy of CWC’s Code of Ethics and Personal Trading Policy is available to clients, prospective clients and interested persons upon request.

3.8		Code of Ethics Summation

As a fiduciary, CWC has a duty of utmost good faith to act solely in the best interests of each of our clients. Our clients entrust us with their funds, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all Advisors, employees and Affiliates to act with the utmost integrity in all of our dealings. This fiduciary duty is the core principle underlying this Code of Ethics and represents the expected basis of all of our dealings with our clients.

The CWC Code of Ethics has been established to set forth the culture of ethics at CWC and its affiliates and to prevent fraud by reinforcing the fiduciary principles that must govern the conduct of our firm. The CWC Code of Ethics strives to deter fraud and any wrongdoing by requiring:

• Standards of Conduct which place clients interests ahead of employees’, require employees to always act in the best interest of the client, govern employee trades to avoid actual or perceived conflicts of interest and prevent employees from taking advantage of their position in the firm and ensure that employees strictly adhere to all securities laws.

• Protection of Material Nonpublic Information by requiring employees to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information.

• Personal Conduct Standards holding employees to the highest ethical practices by placing restrictions and review requirements on the acceptance of gifts, outside business interests and activities and service as a director for an outside business or non-profit, both public and private.
  Record Keeping that includes historical copies of employees securities transactions, brokerage statements and confirmations, historical copies of written approval to participate in IPOs and private placements and historical copies of employees’ written agreement to the Code of Ethics.
  Whistleblowing provisions that require all employees to report violations of the policy, with the explicit understanding that no ill effects will be befall any employee who reports violations in good faith.
  Sanctions outlining the consequences to violating the Code of Ethics including disgorgement of profits, reversal of affected trades and, if warranted, termination of employment and/or relationship with CWC.
  Distribution of the Code to ensure that all directors, officers, registered personnel and employees of CWC and/or its affiliates sign the CWC Code of Ethics and Personal Trading Policy as acknowledgment, verification of completeness and accuracy and acceptance of all terms and condition, at least annually. Additionally, a written copy of CWC’s Code of Ethics and Personal Trading Policy is available to clients, prospective clients and interested persons upon request.

CWC strives at all times to adhere to FINRA and SEC compliance-related directives and other requirements in all jurisdictions in which we do business. To ensure the high ethics of CWC are maintained, in some situations, CWC standards exceed what is legally required.